Exhibit 5.1

Cornerstone Management, Inc. Vistra Corporate Services Centre Wickhams Cay II Road Town Tortola, VG1110 British Virgin Islands	D +852 3656 6065 E anthony.oakes@ogier.com

Reference: APO/174437.00001

Date:

Dear Sirs

Cornerstone Management, Inc. (the Company)

We have acted as British Virgin Islands legal advisers to the Company in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the Registration Statement), filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended to date relating to the offering by the Company of certain ordinary shares of the Company of par value US$0.001 each (the Shares).

We are providing this opinion as Exhibit 5.1 and Exhibit 8.2 to the Registration Statement.

Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in the Registration Statement. A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

1	Documents examined

For the purposes of giving this opinion, we have examined a copy of the Registration Statement. In addition, we have examined the corporate and other documents listed in Schedule 1. We have not made any searches or enquiries concerning, and have not examined any documents entered into by or affecting the Company or any other person, save for the searches, enquiries and examinations expressly referred to in Schedule 1.

Ogier British Virgin Islands, Cayman Islands, Guernsey, Jersey and Luxembourg practitioners

Floor 11 Central Tower 28 Queen’s Road Central Central Hong Kong T +852 3656 6000 F +852 3656 6001 ogier.com	Partners Nicholas Plowman Nathan Powell Ray Ng Kate Hodson Anthony Oakes James Bergstrom Marcus Leese

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in Schedule 2 without having carried out any independent investigation or verification in respect of those assumptions.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the qualifications set forth in Schedule 3 and the limitations set forth below, we are of the opinion that:

Corporate status

(a)	The Company is a company duly incorporated with limited liability under the BVI Business Companies Act, 2004 (the BCA), and is validly existing and in good standing under the laws of the British Virgin Islands.

Share Capital

(b)	Based on our review of the IPO M&A, the Company is, with effect immediately upon the completion of the Company’s listing of the Shares, authorised to issue a maximum of 300,000,000 Ordinary Shares of a single class each with a par value of US$0.001.

Issue of Shares

(c)	The issue and allotment of the Shares has been authorised by all requisite corporate action of the Company and when allotted, issued, paid for as contemplated in the Registration Statement and entered into the register of members of the Company, the Shares will be validly issued and allotted, fully paid and non-assessable. As a matter of British Virgin Islands law, the Shares are only issued when they have been entered into the register of members of the Company.

Registration Statement – “British Virgin Islands Taxation”

(d)	Insofar as the statements set forth in the Registration Statement under the caption “British Virgin Islands Taxation” purport to summarise certain tax laws of the British Virgin Islands, such statements are accurate in all material respects and such statements constitute our opinion.

4	Matters not covered

We offer no opinion:

(a)	as to any laws other than the laws of the British Virgin Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Registration Statement to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the British Virgin Islands; or

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity or effect of the Registration Statement (or as to how the commercial terms of the Registration Statement reflect the intentions of the parties), the accuracy of representations, the fulfilment of warranties or conditions or the existence of any conflicts or inconsistencies among the Registration Statement and any other agreements into which the Company may have entered or any other documents.

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the British Virgin Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the British Virgin Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific British Virgin Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Who can rely on this opinion

This opinion is given for your benefit in connection with the Registration Statement. With the exception of your professional advisers (acting only in that capacity), it may not be relied upon by any person or used for any other purpose or referred to in any way without our prior written consent.

Yours faithfully

Ogier

SCHEDULE 1

Documents examined

1	The Certificate of Incorporation of the Company dated 5 July 2017 issued by the Registry of Corporate Affairs in the British Virgin Islands (the Certificate of Incorporation).

2	The memorandum and articles of association of the Company dated 5 July 2017 (the Pre-IPO M&A).

3	The amended and restated memorandum and articles of association of the Company as adopted by special resolution passed on [-] and, in accordance with such terms therein, conditional and immediately upon completion of the Company’s initial public offering of the Shares (the IPO M&A).

4	A Certificate of Good Standing dated [ ] issued by the Registry of Corporate Affairs in the British Virgin Islands in respect of the Company (the Good Standing Certificate).

5	Written resolutions of the directors of the Company passed on [ ] (the Board Resolutions).

SCHEDULE 2

Assumptions

Assumptions of general application

1	All original documents examined by us are authentic and complete.

2	All copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete.

3	All signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine.

4	Each of the Certificate of Incorporation, the Pre-IPO M&A, the IPO M&A, the Good Standing Certificate and the Board Resolutions is accurate and complete as at the date of this opinion.

5	The IPO M&A is in full force and effect and has not been amended, varied, supplemented or revoked in any respect.

Status and Authorisation

6	In authorising the issue and allotment of Shares, each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her.

7	Any individuals who sign or have signed documents or give information on which we rely, have the legal capacity under all relevant laws (including the laws of the British Virgin Islands) to sign such documents and give such information.

8	No steps have been taken by the Company to wind up the Company and no resolutions have been passed by the shareholders of the Company (the Shareholders) to wind up the Company.

9	The Company is not subject to any legal, arbitral, administration or other proceedings and no notice of an application or order for the appointment of a liquidator or receiver of the Company or any of its assets or of a winding-up of the Company has been received by the Company.

10	The powers and authority of the directors of the Company as set out in the Pre-IPO M&A have not been varied or restricted by resolution or direction of the Shareholders.

11	There have been no sealing regulations made by the Directors, any committee of the Directors or the Shareholders pursuant to the Pre-IPO M&A.

12	Each of the directors of the Company has disclosed to the Company all of his or its direct or indirect interests that conflict or may conflict to a material extent with the interests of the Company.

13	The directors of the Company at the date of the Board Resolutions, were and are:

(a)	Hung Yuk Miu

(b)	Zhuang Xiaoyang;

(c)	Zhang Yan;

(d)	Peng Qini; and

(e)	He Xu.

14	The Board Resolutions have been duly signed by all the Directors and were passed in accordance with the Pre-IPO M&A.

15	The Board Resolutions are in full force and effect, have not been amended, revoked or rescinded in any way and are the only resolutions passed by each of the directors of the Company relating to the matters referred to therein.

16	None of the opinions expressed herein will be adversely affected by the laws or public policies of any jurisdiction other than the British Virgin Islands. In particular, but without limitation to the previous sentence, the laws or public policies of any jurisdiction other than the British Virgin Islands will not adversely affect the capacity or authority of the Company.

17	There are no agreements, documents or arrangements (other than the documents expressly referred to in this opinion as having been examined by us) that materially affect or modify the Registration Statement or the transactions contemplated by it or restrict the powers and authority of the Company in any way.

Sovereign immunity

18	The Company is not a sovereign entity of any state and does not have sovereign immunity for the purposes of the UK State Immunity Act 1978 (which has been extended by statutory instrument to the British Virgin Islands).

SCHEDULE 3

Qualifications

Good Standing

1	Under the BCA an annual fee must be paid in respect of the Company to the Registry of Corporate Affairs in the British Virgin Islands. Failure to pay the annual fees by the relevant due date will render the Company liable to a penalty fee in addition to the amount of the outstanding fees. If the license fee remains unpaid from the due date, the Company will be liable to be struck off the Register of Companies.

2	For the purposes of this opinion “in good standing” means only that as of the date of this opinion the Company is up-to-date with the payment of its annual fee to the Registry of Corporate Affairs under the BCA. We have made no enquiries into the Company’s good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the British Virgin Islands other than the BCA.